Exhibit 99.1

Current Business Information

Quarter-To-Date

May 22, 2006

	April 2006
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	5	Growth in Gases and Equipment. Chemicals slightly lower due to portfolio restructuring. Sales growth limited by fewer workdays (Easter holidays).

Electronics Sales 3 Mo Rolling Avg**	18	Specialty material volumes continue to increase.

EPI On-site/Pipeline Volume	1	HyCO volumes up 4%. GOX/GAN volumes lower in Europe due to maintenance outage.

Asia Liquid/Bulk Volume	24	Good growth continues, particularly in China and Taiwan.

North America Gases:

Liquid/Bulk Volume	(1)	LOX/LIN volumes up 3%. LHY volumes still recovering from prior supply disruptions.

LOX/LIN Price	10	Pricing programs and surcharges.

Europe Gases:

Liquid/Bulk Volume	(5)	Fewer workdays; Easter holiday impacts. New business signings continue to be encouraging.

Cylinder Volume	(7)	Volumes up 3% after adjusting for few workdays this year.

LOX/LIN Price	10	Pricing programs across the region and favorable mix impacts.

Chemical Sales Volume:	(7)	Volumes exclude Tomah acquisition and Geismar divestiture.

Performance Volume	(5)	Growth in Epoxy Additives volumes in Asia was more than offset by lower Polyurethane Chemical volumes due to order pattern/timing.

Amines, PUI & Polymers Volumes	(8)	Emulsions volumes lower partially due to fewer workdays.
Polyurethane Intermediates volumes: lower DNT volumes due
to customer shutdown partially offset by increased TDA
volumes. Methylamines volumes continue to be soft.

** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.